Boxlight Reports Third Quarter 2023 Financial Results
•Revenue was $49.7 million for the quarter, a decrease of 28% from the prior year quarter
•Net loss per basic and diluted common share was $(1.90), compared to net income per basic and diluted common share of $0.31 and $0.28, respectively, in the prior year quarter
•Adjusted EBITDA decreased by $5.0 million to $4.9 million from the prior year quarter
•Ended quarter with $18.4 million in Cash, $61.4 million in Working Capital and $30.6 million in Stockholders’ Equity
•Expect Q4 2023 Revenue and adjusted EBITDA to remain flat with prior year at $43 million and $3 million, respectively
•Sales orders increased 11% to $48.5 million
Duluth, GA – Business Wire – November 8, 2023 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the third quarter ended September 30, 2023.
Key Financial Highlights for Q3 2023 as Compared to Q3 2022
•Revenue decreased by 28% to $49.7 million
•Customer orders increased 11% to $49.4 million
•Gross profit margin improved by 570 basis points to 36.3%
•Net loss was $17.8 million compared to net income of $3.1 million
0.1
•Adjusted EBITDA decreased by $4.9 million to $4.9 million
•Net loss per basic and diluted common share was $(1.90), compared to net income per basic and diluted common share of $0.31 and $0.28, respectively
•Ended the quarter with $18.4 million in Cash, $61.4 million in Working Capital and $30.6 million in Stockholders’ Equity
Key Business Highlights for Q3 2023
•Received key U.S. customer orders of $7.0 million from ELB, $5.0 million from Bluum, $2.6 million from Camera Mundi and $1.2 million from Graphics Distribution.
•Received key international customer orders of $2.3 million from Information and Data Networks Supplies (UK), $1.5 million from TASTEONE AV- & IT-Solutions (Germany) and $1.2 million from CANCOM (Germany).
•Received nine Tech & Learning Best for Back to School Awards across multiple products and brands including MimioWall, MimioDS, MyBot Recruit, IMPACT Lux and Teacher Action! Mic.
•Won Digital Signage Technology of the Year for CleverLive at the 2023 AV Awards.

•Announced the release of the first Google EDLA certified interactive flat panel, the Clevertouch IMPACT Lux and Mimio ProG, bundled with accelerated Level 1 and Level 2 Google Certification teacher training.
•Expanded the Clevertouch CM Series, which now includes high bright panels, totems, 16/7 and 24/7 displays, menu boards and LED Video walls.
Management Commentary
“We saw a decline in revenue for the third quarter, largely due to softer industry demand,” commented Michael Pope, Chairman and Chief Executive Officer. “However, we did see improved customer demand as indicated by customer order growth. For the fourth quarter, we expect revenue and Adjusted EBITDA to be in line with the fourth quarter of 2022. Looking forward to 2024, we are optimistic that we will return to revenue growth and deliver improved profitability.”
Financial Results for the Three Months Ended September 30, 2023
Total revenues for the three months ended September 30, 2023 were $49.7 million as compared to $68.7 million for the three months ended September 30, 2022, resulting in a 27.7% decrease. The decrease in revenues was primarily due to lower sales volume across all markets.
Cost of revenues for the three months ended September 30, 2023 were $31.7 million as compared to $47.7 million for the three months ended September 30, 2022, resulting in a 33.7% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, along with lower manufacturing and shipping costs in the third quarter of 2023 compared to the prior year’s third quarter.
Gross profit for the three months ended September 30, 2023 was $18.0 million as compared to $21.0 million for the three months ended September 30, 2022, resulting in a decrease of 14.3%. Gross profit margin increased to 36.3% for the three months September 30, 2023 and 30.6% for the three months ending September 30, 2022. The increase in gross profit margin is primarily related to the decrease in manufacturing and shipping costs noted above.
Total operating expenses for the three months ended September 30, 2023 were $29.6 million, accounting for 59.6% of revenues, as compared to $14.6 million and 21.2% of revenues for the three months ended September 30, 2022. The increase in operating expenses was due to Goodwill impairment charges of $13.2 million recognized during the three months ended September 30, 2023. There were no impairment charges during 2022.
Other expense, net for the three months ended September 30, 2023 was $3.0 million as compared to $2.8 million for the three months ended September 30, 2022, representing an increase of $0.2 million. The increase in other expenses was primarily due to a $0.4 million increase in interest expense, partially offset by a $0.2 million change in the fair value of derivative liabilities.
Net loss was $17.8 million for the three months ended September 30, 2023. Net income was $3.1 million for the three months ended September 30, 2022 and was a result of the changes noted above.
The net loss attributable to common shareholders was $18.1 million for the three months ended September 30, 2023. Net income attributable to common shareholders was $2.8 million for the three months ended September 30, 2022, after deducting fixed dividends paid to Series B preferred shareholders of $0.3 million in both years.
Total comprehensive loss was $20.6 million and $1.9 million for the three months ended September 30, 2023 and 2022, respectively. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $2.9 million loss for the three months ended September 30, 2023 and a $5.0 million loss for the three months ended September 30, 2022.
Basic and diluted EPS for the three months ended September 30, 2023 was $(1.90). Basic and diluted EPS for the three months ended September 30, 2022 was $0.31 and $0.28, respectively.
EBITDA loss for the three months ended September 30, 2023 was $9.4 million, as compared to $8.5 million EBITDA for the three months ended September 30, 2022.
Adjusted EBITDA for the three months ended September 30, 2023 was $4.9 million, as compared to $9.9 million for the three months ended September 30, 2022. Adjustments to EBITDA included stock-based compensation expense, impairment of goodwill, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with prior period acquisitions.
At September 30, 2023, Boxlight had $18.4 million in cash and cash equivalents, $61.4 million in working capital, $44.1 million in inventory, $180.4 million in total assets, $44.4 million in debt, net of debt issuance costs, $30.6 million in stockholders’ equity, 9.6 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.
Financial Results for the Nine Months Ended September 30, 2023
Total revenues for the nine months ended September 30, 2023 were $137.9 million as compared to $179.0 million for the nine months ended September 30, 2022, resulting in a 22.9% decrease. The decrease in revenues was primarily due to lower sales volume across all markets.
Cost of revenues for the nine months ended September 30, 2023 were $86.9 million as compared to $128.5 million for the nine months ended September 30, 2022, resulting in a 32.4% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, along with lower manufacturing and shipping costs in the first three quarters of 2023 compared to the first three quarters of the prior year.
Gross profit for the nine months ended September 30, 2023 was $51.0 million as compared to $50.5 million for the nine months ended September 30, 2022, an increase of 1.0%. The gross profit margin was 37.0% for the nine months ended September 30, 2023 and 28.2% for the nine months ended September 30, 2022. The increase in gross profit is primarily related to the decrease in manufacturing and shipping costs noted above.
Total operating expenses for the nine months ended September 30, 2023 were $60.7 million as compared to $46.6 million for the nine months ended September 30, 2022. The increase in operating expenses was due to goodwill impairment charges of $13.2 million during the nine months ended September 30, 2023. There were no impairment charges during 2022.
Other expense, net for the nine months ended September 30, 2023 was $8.4 million as compared to $5.1 million for the nine months ended September 30, 2022, representing an increase of $3.3 million. The increase was due to a $1.5 million decrease in the fair value of derivative liabilities, a $0.9 million increase in interest expense, and a gain of $0.9 million recognized upon the settlement of certain debt obligations during the nine months ended September 30, 2022.
The Company reported net loss of $21.5 million and $1.7 million for the nine months ended September 30, 2023 and 2022, respectively, and was a result of the changes noted above.
Net loss attributable to common shareholders was $22.4 million and $2.7 million for the nine months ended September 30, 2023 and 2022, respectively, after deducting fixed dividends paid to Series B preferred shareholders of approximately $1.0 million in both years.
Total comprehensive loss was $22 million and $13 million for the nine months ended September 30, 2023 and 2022, respectively, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect year to date of $0.6 million and $11.4 million loss for the nine months ended September 30, 2023 and 2022, respectively.
Basic and diluted EPS for the nine months ended September 30, 2023 was $(2.39) per basic and diluted share, compared to $(0.32) per basic and diluted share for the nine months ended September 30, 2022.
EBITDA loss for the nine months ended September 30, 2023 was $3.0 million, as compared to $12.9 million EBITDA for the nine months ended September 30, 2022.
Adjusted EBITDA for the nine months ended September 30, 2023 was $13.7 million, as compared to $16.3 million for the nine months ended September 30, 2022. Adjustments to EBITDA include stock-based compensation expense, impairment of goodwill gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

Third Quarter 2023 Financial Results Conference Call
The Company will hold a conference call to announce its third quarter 2023 financial results on Wednesday, November 8, 2023, at 4:30 p.m. Eastern Time.
The conference call details are as follows:

Date:	Wednesday, November 8, 2023
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-888-506-0062 (Domestic)
1-973-528-0011 (International)
Participant Access Code:	391836
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/49195
For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, Wednesday, November 22, 2023, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 49195.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, impairment of goodwill, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, fair value adjustments to deferred revenue, non-cash gains and losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$49,667	$68,736	(28)%
Impact of foreign currency translation	(1,705)	-
Constant-currency	$47,962	$68,736	(30)%

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$137,909	$178,967	(23)%
Impact of foreign currency translation	752	-
Constant-currency	$138,661	$178,967	(23)%

About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, as filed on March 17, 2023, and its Quarterly Report on Form 10-Q filed on August 9, 2023.

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of September 30, 2023 and December 31, 2022
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)	(as adjusted)*
ASSETS
Current assets:
Cash and cash equivalents	$18,415	$14,591
Accounts receivable – trade, net of allowances	40,421	31,009
Inventories, net of reserves	44,142	58,211
Prepaid expenses and other current assets	8,099	7,433
Total current assets	111,077	111,244

Property and equipment, net of accumulated depreciation	1,500	1,733
Operating lease right of use asset	8,428	4,350
Intangible assets, net of accumulated amortization	46,547	52,579
Goodwill	11,969	25,092
Other assets	851	397
Total assets	$180,372	$195,395

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$35,988	$36,566
Short-term debt	1,022	845
Operating lease liabilities, current	1,570	1,898
Deferred revenues, current	8,202	8,308
Derivative liabilities	422	472
Other short-term liabilities	2,441	386
Total current liabilities	49,645	48,475

Deferred revenues, non-current	15,531	15,603
Long-term debt	43,355	43,778
Deferred tax liabilities, net	5,584	4,680
Operating lease liabilities, non-current	7,106	2,457
Total liabilities	121,221	114,993

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 68,750,000 shares authorized; 9,605,360 and 9,339,587 Class A shares issued and outstanding, respectively	1	1
Additional paid-in capital	118,733	117,849
Accumulated deficit	(86,604)	(65,043)
Accumulated other comprehensive loss	(1,488)	(914)
Total stockholders’ equity	30,642	51,893

Total liabilities and stockholders’ equity	$180,372	$195,395
*As adjusted for reverse stock split.

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three and nine months ended September 30, 2023 and 2022
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues, net	$49,667	$68,736	$137,909	$178,967
Cost of revenues	31,653	47,716	86,919	128,497
Gross profit	18,014	21,020	50,990	50,470

Operating expense:
General and administrative	15,408	13,952	45,366	44,714
Research and development	979	604	2,101	1,865
Impairment of goodwill	13,226	—	13,226	—
Total operating expense	29,613	14,556	60,693	46,579

(Loss) income from operations	(11,599)	6,464	(9,703)	3,891

Other (expense) income:
Interest expense, net	(2,987)	(2,598)	(8,222)	(7,330)
Other expense, net	(181)	(128)	(231)	(204)
Gain on settlement of liabilities, net	—	—	—	856
Change in fair value of derivative liabilities	90	(113)	50	1,537
Total other expense	(3,078)	(2,839)	(8,403)	(5,141)
(Loss) income before income taxes	$(14,677)	$3,625	$(18,106)	$(1,250)
Income tax expense	(3,073)	(520)	(3,379)	(475)
Net (loss) income	$(17,750)	$3,105	$(21,485)	$(1,725)
Fixed dividends - Series B Preferred	(317)	(317)	(952)	(952)
Net (loss) income attributable to common stockholders	$(18,067)	$2,788	$(22,437)	$(2,677)

Comprehensive loss:
Net (loss) income	$(17,750)	$3,105	$(21,485)	$(1,725)
Other comprehensive loss:
Foreign currency translation adjustment	(2,854)	(5,040)	(574)	(11,449)
Total comprehensive loss	$(20,604)	$(1,935)	$(22,059)	$(13,174)

Net (loss) income per common share – basic, as adjusted	$(1.90)	$0.31	$(2.39)	$(0.32)

Net (loss) income per common share - diluted, as adjusted	$(1.90)	$0.28	$(2.39)	$(0.32)

Weighted average number of common shares outstanding – basic, as adjusted	9,484	8,943	9,399	8,432

Weighted average number of common shares outstanding – diluted, as adjusted	9,484	11,197	9,399	8,432
*As adjusted for reverse stock split.

Reconciliation of net (loss) income for the three and nine months September 30, 2023 and 2022 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Net (Loss) Income	$(17,750)	$3,105	$(21,485)	$(1,725)
Depreciation and amortization	2,332	2,231	6,893	6,818
Interest expense	2,987	2,598	8,222	7,330
Income tax expense	3,073	520	3,379	475
EBITDA	$(9,358)	$8,454	$(2,991)	$12,898
Stock compensation expense	671	603	1,823	2,665
Change in fair value of derivative liabilities	(90)	113	(50)	(1,537)
Purchase accounting impact of fair valuing inventory	113	189	336	1,395
Purchase accounting impact of fair valuing deferred revenue	366	509	1,308	1,747
Gain on settlement of debt	—	—	—	(856)
Impairment of goodwill	13,226	—	13,226	—
Adjusted EBITDA	$4,928	$9,868	$13,652	$16,312

Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Greg Wiggins
+1 360-464-4478
investor.relations@boxlight.com